Exhibit 16.1

Carter, Cartier, Melby & Guarino, C.P.A.’s,  P.A.
Certified Public Accountants
424 Central Avenue,  Suite 1000
St. Petersburg, FL  33701-3871
(727)  821-4900   Fax:  (727)897-9364

May 11, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sir or Madam:

We have read Item 4.01 of Veridien Corporation’s Form 8-K/A dated May 11, 2005 and have the following comments:

1.	We agree with the statements made in the first and sixth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the second, third, fourth, fifth, seventh and eighth paragraphs.

Yours truly,

/s/   Carter, Cartier, Melby & Guarino, C.P.A.’s, P.A.

Carter, Cartier, Melby & Guarino, C.P.A.’s, P.A.

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